Exhibit 99.2

Creative Vistas Declares 3-for-1 Forward Stock Split

WHITBY, Canada – (BUSINESS WIRE) – Nov.30, 2004 -- Creative Vistas, Inc., (OTCBB: CVSA), a leading provider of integrated electronic security and surveillance systems, announced today that the Company has declared a 3-for-1 forward stock split effective payable on or about December 23, 2004, to shareholders of record on December 13, 2004.

Under the terms of this stock split, Creative Vista’s stockholders will receive a dividend of two shares of common stock for every one share of common stock held on that record date. The dividend will be paid in authorized but unissued shares of common stock of the Company. The Company anticipates that the issued and outstanding shares of common stock after the split will be increased from approximately 10 million shares to 30 million shares.

"The Board of Directors has declared this 3-for-1 stock split as a reflection of its confidence in the future of the Company," said Sayan Navaratnam, Chief Executive Officer of Creative Vistas, Inc. “By increasing the number of shares outstanding, it will also increase the market liquidity for the purpose of enhancing the stock’s appeal to investors.”

About Creative Vistas, Inc.:

Creative Vistas, Inc., through its wholly-owned subsidiary AC Technical Systems Ltd, is a leading provider of integrated electronic security and surveillance systems. It provides its systems to various high profile clients including: Government, School Boards, Retail outlets, Banks, and Hospitals. The Company has positioned itself as a leading provider of highly advanced integrated security systems. AC Technical Systems, has offices in Ontario, Canada.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:

     For more information contact:

     Creative Vistas, Inc.

     (905) 666-8676

Ed Lewis,

CEOcast, Inc. for Creative Vistas, Inc.

(212) 732-4300

SOURCE: Creative Vistas, Inc.